SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) March 20, 2006
BARR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9860	42-1612474

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Chestnut Ridge Road, Woodcliff Lake, NJ	07677

(Address of principal executive offices)	(Zip code)
(201) 930-3300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
Item 9.01 — Financial Statements and Exhibits
EX-99.1: AMENDED AND RESTATED EMPLOYMENT AGREEMENT
EX-99.2: AMENDED AND RESTATED EMPLOYMENT AGREEMENT
EX-99.3: AMENDMENT OF EMPLOYMENT AGREEMENT

Item 1.01 — Entry into a Material Definitive Agreement
Barr Pharmaceuticals, Inc. announced today that on March 15, 2006, it and its subsidiary, Barr Laboratories, Inc., had entered into an Amended and Restated Employment Agreement, with an effective date of March 13, 2006, with Bruce L. Downey primarily to reflect the reincorporation on December 31, 2003 of Barr Laboratories, Inc. as a Delaware corporation and related changes in the structure and operations of its affiliated companies, and to add certain provisions for supplemental disability benefits and post- employment medical benefits. Such provisions were added to provide Mr. Downey with disability benefit coverage from all sources equal to 60% of salary and to plug potential gaps in Mr. Downey’s medical coverage in the event his employment terminates before he and his spouse become eligible for Medicare, and are summarized below.
•	The Company may terminate Mr. Downey’s employment on account of disability if he is unable to substantially perform his duties due to a medical condition for 6 months (consecutive or non-consecutive) within a 12 month period or he becomes entitled to Long-Term Disability (LTD} benefits under the Company’s LTD plan.

•	If the Company terminates Mr. Downey’s employment on account of disability, the Company will make monthly payments to Mr. Downey that, when added to any benefits he receives under the Company’s LTD plan and any income that is deducted in computing those benefits (such as income from Social Security, workers compensation or any other source), will equal 60% of his monthly salary prior to termination. These monthly payments will continue until Mr. Downey recovers from the disabling medical condition, attains age 65 or dies, whichever first occurs.

•	When Mr. Downey recovers from the disabling medical condition, attains age 65 or dies (whichever first occurs), the Company will pay him or his estate an amount of money equal to his contractual severance benefit (3 times salary plus bonus) minus any monthly payments the Company paid Mr. Downey on account of disability prior to that time.

•	After any termination of Mr. Downey’s employment other than for cause, and until Mr. Downey’s and his spouse’s attainment of age 65 or earlier death, the Company will provide Mr. Downey, his spouse and eligible dependents with the same medical and dental benefits which it then provides to senior officers, their spouses and eligible dependents but, if a change in control occurs, not less than the medical and dental benefits provided to such persons before the change in control occurred. Any medical or dental benefits payable from sources other than the Company for the same covered event or condition reduce the benefits which the Company is obligated to pay. The Company is obligated to gross up Mr. Downey for taxes he incurs on any of the medical or dental benefits paid by the Company.

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The Company also announced that on March 15, 2006, it entered an Amended and Restated Employment Agreement and an Amendment of Employment Agreement, both with an effective date of March 13, 2006, with Paul M. Bisaro primarily to reflect the reincorporation on December 31, 2003 of Barr Laboratories, Inc. as a Delaware corporation and related changes in the structure and operations of its affiliated companies, and to add certain provisions for supplemental disability benefits, and reflecting his appointment to the position of President and Chief Operating Officer of Barr Pharmaceuticals, Inc. as previously disclosed by the Company on Form 8-K filed with the Securities and Exchange Commission on January 10, 2006.
Copies of these employment agreements are attached to this current report as Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3 are incorporated herein by reference.
Item 9.01 — Financial Statements and Exhibits
     (c) Exhibits

99.1	Amended and Restated Employment Agreement, dated as of March 13, 2006, by and between Barr Pharmaceuticals, Inc., Barr Laboratories, Inc. and Bruce L. Downey.

99.2	Amended and Restated Employment Agreement, dated as of March 13, 2006, by and between Barr Pharmaceuticals, Inc., Barr Laboratories, Inc. and Paul M. Bisaro.

99.3	Amendment of Employment Agreement, dated as of March 13, 2006, by and between Barr Pharmaceuticals, Inc., Barr Laboratories, Inc. and Paul M. Bisaro.

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SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARR PHARMACEUTICALS, INC.
Date: March 20, 2006	/s/ William T. McKee
William T. McKee
Vice President, Chief Financial Officer, and Treasurer